UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                                        March 14, 2002
Date of Report (Date of earliest event reported)______________________________


                          MAGNUM HUNTER RESOURCES, INC.
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             (Exact name of registrant as specified in its charter)


     NEVADA                          1-12508                   87-0462881
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(State or other jurisdiction       (Commission                (IRS Employer
   of incorporation)                File Number)            Identification No.)



         600 East Las Colinas Boulevard, Suite 1100, Irving, Texas 75039
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           (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code            (972) 401-0752
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         (Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

     The information contained herein is not filed but is furnished pursuant to Regulation FD.

     Magnum Hunter Resources, Inc. executed a purchase agreement to sell approximately $300 million of senior unsecured notes due 2012 in a private placement (Rule 144A offering) exempt from the registration requirements of the Securites Act of 1933, as amended. The offering memorandum to be used in connection with the note offering contains certain information that has not been publicly reported previously. We have elected to provide for informational purposes an excerpt from the offering memorandum.

             THE FOLLOWING EXCERPT IS FROM THE OFFERING MEMORANDUM

     NOTE: Unless the context requires otherwise, the terms "we", "us" and "our" (or similar terms) and "Magnum Hunter" mean Old Magnum Hunter and Prize on a combined basis after giving effect to the Prize merger. For purposes herein, unless the context requires otherwise, "Old Magnum Hunter" means Magnum Hunter Resources, Inc. and its consolidated subsidiaries, and "Prize" means Prize Energy Corp. and its consolidated subsidiaries, in each case without giving effect to Old Magnum Hunter's merger with Prize.

     Old Magnum Hunter has used, and we will use, the full cost method of accounting for our investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and gas proved reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the PV-10 of estimated future net cash flow from proved reserves of oil and gas, and the lower of cost or fair value of unproved properties after income tax effects, such excess costs are charged to operations. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if oil or gas prices subsequently increase. Old Magnum Hunter's capitalized costs exceeded the PV-10 limitation utilizing prices in effect at September 30, 2001 by $81.5 million. However, no write-down for impairment of oil and properties was required as a result of the increase in oil and natural gas prices subsequent to September 30, 2001 and prior to the company's release of third quarter financial results. As occurred in 1998, the latter part of the year 2001 marked a period of severe declines in oil and gas prices. At December 31, 2000, NYMEX prices were $26.80 per Bbl for oil and $9.78 per Mcf for gas. At December 31, 2001, NYMEX prices were $19.78 per Bbl for oil (a decline of 26% from year-end 2000) and $2.72 per Mcf for gas (a decline of 72% from year-end 2000). Old Magnum Hunter's capitalized costs again exceeded the PV-10 limitation utilizing commodity prices in effect at December 31, 2001. However, Old Magnum Hunter now expects that no writedown for impairment of oil and gas properties will be required, due to higher oil and gas prices that have been recorded in the market subsequent to December 31, 2001 and prior to Old Magnum Hunter's release of 2001 year end financial information. Old Magnum Hunter's expectation is based on its preliminary internal estimates. Final determination of whether a writedown will be required will be based on third party engineer reports.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                MAGNUM HUNTER RESOURCES, INC.


                                                     /s/ Gary C. Evans
                                                BY:__________________________
                                                    Gary C. Evans
                                                    President and CEO